Exhibit 99

General Electric Capital Corporation
Condensed Statement of Earnings

	Three months ended June 30,			Six months ended June 30,
(Dollars in millions, Unaudited)	2013	2012	V %	2013	2012	V %

Revenues
Revenues from services	$10,949	$11,328		$22,458	$22,638
Sales of goods	31	26		57	56
Total revenues	10,980	11,354	(3)%	22,515	22,694	(1)%

Costs and expenses
Costs of sales, operating and administrative expenses	4,868	4,690		9,806	9,212
Interest	2,405	2,979		4,805	6,164
Investment contracts, insurance losses and insurance
annuity benefits	728	702		1,417	1,473
Provision for losses on financing receivables	1,029	743		2,517	1,606
Total costs and expenses	9,030	9,114	(1)%	18,545	18,455	—%

Earnings from continuing operations before
income taxes	1,950	2,240	(13)%	3,970	4,239	(6)%
Benefit (provision) for income taxes	(11)	(104)		(93)	(319)
Earnings from continuing operations	1,939	2,136	(9)%	3,877	3,920	(1)%

Earnings (loss) from discontinued operations,
net of taxes	(121)	(553)		(230)	(750)

Net earnings	1,818	1,583	15%	3,647	3,170	15%
Less net earnings attributable to
noncontrolling interests	17	14		28	26
Net earnings attributable to GECC	1,801	1,569	15%	3,619	3,144	15%
Preferred stock dividends declared	(135)	—		(135)	—
Net earnings attributable to GECC common shareowner	$1,666	$1,569	6%	$3,484	$3,144	11%

Amounts attributable to GECC
Earnings from continuing operations	$1,922	$2,122	(9)%	$3,849	$3,894	(1)%
Earnings (loss) from discontinued operations, net of taxes	(121)	(553)		(230)	(750)
Net earnings attributable to GECC	$1,801	$1,569	15%	$3,619	$3,144	15%

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General Electric Capital Corporation
Summary of Operating Segments

	Three months ended June 30,				Six months ended June 30,
(Dollars in millions, Unaudited)	2013	2012	V	%	2013	2012	V	%

Revenues
Commercial Lending and Leasing (CLL)	$3,907	$4,038	(3)%		$7,414	$8,378	(12)%
Consumer	3,715	3,812	(3)%		7,606	7,689	(1)%
Real Estate	872	876	- %		2,529	1,712	48%
Energy Financial Services	303	446	(32)%		646	685	(6)%
GE Capital Aviation Services (GECAS)	1,282	1,317	(3)%		2,661	2,648	- %
Total segment revenues	10,079	10,489	(4)%		20,856	21,112	(1)%
GECC corporate items and eliminations	901	865	4%		1,659	1,582	5%
Total revenues	$10,980	$11,354	(3)%		$22,515	$22,694	(1)%

Segment profit
CLL	$825	$628	31%		$1,223	$1,292	(5)%
Consumer	828	907	(9)%		1,351	1,736	(22)%
Real Estate	435	221	97%		1,125	277	F
Energy Financial Services	60	122	(51)%		143	193	(26)%
GECAS	304	308	(1)%		652	626	4%
Total segment profit	2,452	2,186	12%		4,494	4,124	9%
GECC corporate items and eliminations	(530)	(64)	U		(645)	(230)	U
Earnings from continuing operations
attributable to GECC	1,922	2,122	(9)%		3,849	3,894	(1)%
Earnings (loss) from discontinued operations,
net of taxes, attributable to GECC	(121)	(553)	78%		(230)	(750)	69%
Net earnings attributable to GECC	$1,801	$1,569	15%		$3,619	$3,144	15%

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General Electric Capital Corporation
Condensed Statement of Financial Position

	June 30,	December 31,
(In billions, Unaudited)	2013	2012

Assets
Cash & marketable securities	$113.2	$110.4
Inventories	0.1	0.1
Financing receivables - net	257.1	269.0
Property, plant & equipment - net	52.6	53.0
Goodwill & intangible assets	28.0	28.3
Other assets	68.1	76.0
Assets of businesses held for sale	0.2	0.2
Assets of discontinued operations	1.8	2.3

Total assets	$521.1	$539.3

Liabilities and equity
Borrowings and bank deposits	$375.6	$397.3
Investment contracts, insurance liabilities and insurance annuity benefits	27.6	28.7
Other liabilities	30.7	28.1
Liabilities of businesses held for sale	—	0.2
Liabilities of discontinued operations	2.4	2.4
GECC shareowners' equity	84.2	81.9
Noncontrolling interests	0.6	0.7

Total liabilities and equity	$521.1	$539.3

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